Exhibit 99.1

Contact:
Steven H. Benrubi
(949) 699-3947

THE WET SEAL, INC. TO EXIT ARDEN B BUSINESS

Announces Plans to Wind-Down Arden B Operations;
Affirms First Quarter 2014 Financial Guidance

FOOTHILL RANCH, CA, April 25, 2014 (BUSINESS WIRE) -- The Wet Seal, Inc. (Nasdaq:WTSL), a leading specialty retailer to young women, today announced that it will begin winding down its Arden B brand. Arden B currently operates 54 mall-based stores and an e-commerce web site, www.ardenb.com. In the fiscal year ended February 1, 2014, Arden B generated net sales of $60.4 million and represented 11% of consolidated net sales.

John D. Goodman, Chief Executive Officer, stated, “This was a difficult decision that followed a comprehensive review of the business and market dynamics. We would like to thank all of our Arden B team members for their hard work and dedication to the brand, and also extend our gratitude to our loyal customers.”

31 Arden B locations will transition to Wet Seal Plus merchandise and the remaining 23 locations will transition from Arden B to Wet Seal merchandise. Where permissible, Arden B locations will be refreshed with either Wet Seal or Wet Seal Plus signage. The Company expects to complete this conversion by the start of the back-to-school selling season in late July.

Through lease expirations and the exercise of early termination provisions, the Company will close 15 Arden B locations through the remainder of fiscal 2014 and 16 Arden B locations in fiscal 2015. For the interim period while Arden B locations remain open, the stores will offer Wet Seal or Wet Seal Plus merchandise, as noted above.

Effective immediately, the Wet Seal merchandising organization assumes responsibility for Arden B stores. The buying, planning and allocation team for Arden B will be impacted by the wind-down. The release of some team members and reduction in other expenses will result in annualized pre-tax cost savings of approximately $1.3 million beginning in the second quarter of fiscal 2014.

Mr. Goodman concluded, “With this process underway, our management team and Board of Directors will be focusing greater attention on our sweeping strategic initiatives, and this change positions us to take advantage of opportunities for growth within the Wet Seal brand. We are making progress against our strategic plan to enhance Wet Seal’s product, merchandising, customer engagement and overall store performance, as well as drive growth in our e-commerce business. Importantly, our transition strategy for Arden B accelerates our opportunity to expand in the growing junior plus market.”

The Company expects to incur approximately $0.1 million of charges for severance costs in the first quarter of fiscal 2014 and approximately $0.3 million of charges for store employee retention programs in the second and third quarters of fiscal 2014. The Company also anticipates non-cash asset impairment charges of up to approximately $3 million in the first quarter of fiscal 2014 pertaining to Arden B store assets. In addition, the exercise of early lease termination provisions in fiscal years 2014 and 2015 is expected to result in approximately $0.5 million of payments related to unamortized tenant allowances. Wet Seal intends to negotiate with landlords and pursue other alternatives to expedite the transition and exit of the remaining 23 Arden B locations where leases do not expire prior to its fiscal 2015 year end.

First Quarter Financial Guidance and Conference Call Details
The Company reiterated its previously announced financial guidance for the first quarter of fiscal 2014, which includes net loss per diluted share, before non-cash asset impairments and charges related to the wind-down of Arden B operations, of between $0.16 and $0.19, and comparable store sales, including e-commerce, in the negative mid- to high- teens.

The Company will hold a conference call to discuss first quarter fiscal 2014 financial results on Tuesday, May 27, 2014, at 1:30 p.m. Pacific Time. The call will be hosted by John D. Goodman, Chief Executive Officer, and Steve Benrubi, Executive Vice President and Chief Financial Officer.

To participate in the call, please dial (877) 407-3982 or (201) 493-6780. A broadcast of the call will also be available on the Company’s web site at www.wetsealinc.com. A replay of the call will be available through June 10, 2014. To access the replay, please dial (877) 870-5176 or (858) 384-5517 and provide pin number 13580729.

About The Wet Seal, Inc.
Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of April 25, 2014, the Company operated a total of 532 stores in 47 states and Puerto Rico, including 478 Wet Seal stores and 54 Arden B stores. The Company's products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

Safe Harbor
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, the Company’s Arden B exit plans described herein as well as the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.